Bacterin Becomes Premier Founding Sponsor of RMEC’s New Osteobiologics Registry

BELGRADE, MT, – November 3, 2011 – Bacterin International Holdings, Inc. (NYSE Amex: BONE), a leader in the development of revolutionary bone graft material and antimicrobial coatings for medical applications, has become a premier founding sponsor of the Resources for Medical Education and Collaboration (RMEC) Osteobiologics Registry with an initial $100,000 unrestricted educational grant.

The goal of the Osteobiologics Registry is to develop a multi-center, longitudinal, observational registry designed to collect data surrounding the application and efficacy of osteobiologics in spinal fusion surgery, along with a mission to educate surgeons on this important topic. This effort aims to improve patient care and outcomes, reduce complications, track cost data, and identify solutions for osteobiologics in spinal procedures.

According to a statement by the RMEC: “Bacterin's support at this nascent stage is indicative of the importance of the mission and the imperative need for broad based support for data collection. Bacterin's support as a premier founding supporter is a testament to their interest in supporting the need to improve available data guiding efficacious use.”

Guy Cook, CEO and chairman of Bacterin, commented: “We are excited to see a group of highly respected surgeons committed to improving the understanding of osteobiologics by founding this registry. Bacterin believes there should be better transparency in this space, and even though there are many variables that go into this type of registry, the goals and mission of this collaboration are ideally suited to the needs of the market.”

The register’s founding group includes five uniquely qualified clinicians and researchers in the areas of osteobiologics and orthopedics:

•	Jeffrey C. Wang, MD, professor of Orthopaedics and Neurosurgery of the UCLA School of Medicine;

•	Howard S. An, MD, The Morton Endowed Chair Professor of Orthopaedic Surgery, Director, Division of Spine Surgery, Rush University Medical Center;

•	Wellington K. Hsu, MD, assistant professor at the Northwestern University Feinberg School of Medicine;

•	Jay R. Lieberman, MD, director of the New England Musculoskeletal Institute, professor and chairman of the department of Orthopaedic Surgery at the University of Connecticut; and

•	S. Tim Yoon, MD, associate professor of orthopedic surgery at Emory University.

About RMEC
Resources for Medical Education and Collaboration (RMEC), a Colorado based 501c3, provides administrative resources to enable the development, growth, and support for the Osteobiologics Collaborative, including promoting partnerships, fundraising, and meeting organization.

RMEC was founded in 2008 and strives to improve health care quality and delivery through collaborative research and education, locally and globally through hosting medical education conferences (Evidence and Technology Spine Summit, The Osteobiologics Meeting), providing local internship opportunities, supporting research activities in clinical medicine, and bringing clinical health care and on-site medical education to developing regions of the world. In addition to founder Jim A. Youssef, MD, of Spine Colorado, RMEC’s board of directors includes Darrel Brodke, MD, of the University of Utah Orthopedic Center and Paul Gervais, CPA of Durango, Colorado. Caitlyn McCullough serves as RMEC’s executive director. Visit www.resourcesmec.org for more information.

About Bacterin International Holdings
Bacterin International Holdings, Inc. (NYSE Amex: BONE) develops, manufactures and markets biologics products to domestic and international markets. Bacterin's proprietary methods optimize the growth factors in human allografts to create the ideal stem cell scaffold to promote bone, subchondral repair and dermal growth. These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain, promotion of bone growth in foot and ankle surgery, promotion of cranial healing following neurosurgery and subchondral repair in knee and other joint surgeries.

Bacterin's Medical Device division develops, employs, and licenses bioactive coatings for various medical device applications. Bacterin's strategic coating initiatives include antimicrobial coatings designed to inhibit biofilm formation and microbial contamination. For further information, please visit www.bacterin.com.

Company Contact:
Guy Cook
President & CEO
Bacterin International Holdings, Inc.
Tel 406-388-0480
gcook@bacterin.com

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both
Tel 949-574-3860
info@liolios.com